CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Whitman Medical Corp. for the registration of 1,250,000 shares of its Common Stock and to the use therein of our report dated May 5, 1995 (except for Note 15, as to which the date is June 15, 1995), with respect to the consolidated financial statements of Whitman Medical Corp. included in its Annual Report (Form 10-K/A) for the year ended March 31, 1995, filed with the Securities and Exchange Commission.


                                                  ERNST & YOUNG LLP

MetroPark, New Jersey
January 18, 1996